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                                                                    Exhibit 4.10


                      SECOND AMENDMENT TO RIGHTS AGREEMENT
             AND CERTIFICATION OF COMPLIANCE WITH SECTION 27 THEREOF

         This Amendment, dated as of September 10, 2000 (the "Amendment"), to the Rights Agreement, dated as of May 21, 1998 (as amended December 10, 1998, the "Agreement"), between Dura Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a limited liability company (the "Rights Agent"). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to them in Agreement.

         Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

         The Agreement is hereby amended as follows:

         1. Section 1(a) shall be amended by inserting the following at the end of the definition of "Acquiring Person":

                  "Notwithstanding the foregoing, neither of Elan Corporation, plc, a public limited company organized under the laws of Ireland ("Acquiror"), or Carbon Acquisition Corp., a Delaware corporation, or any subsidiary of Acquiror ("Merger Sub"), shall be an Acquiring Person solely by virtue of the execution of the Agreement and Plan of Merger, dated as of September 10, 2000 (the "Merger Agreement"), by and among Acquiror, Merger Sub and the Company, or the consummation of the Merger (as defined in the Merger Agreement)."

         2. Section 1(aj) shall be amended by inserting the following at the end of the definition of "Shares Acquisition Date":

                  "Notwithstanding the foregoing, no Shares Acquisition Date shall occur solely by reason of the execution of the Merger Agreement or the consummation of the Merger (as defined in the Merger Agreement)."

         3. Section 1(ao) shall be amended by inserting the following at the end of the definition of "Triggering Event":

                  "Notwithstanding the foregoing, a "Triggering Event" shall not occur solely by reason of the execution of the Merger Agreement or the consummation of the Merger (as defined in the Merger Agreement)."

         4. Section 3(a) shall be amended by inserting the following at the end of the section:

                  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement or the consummation of the Merger (as defined in the Merger Agreement)."


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         5.       Section 7(a) shall be amended by inserting and deleting the following into the definition of "Expiration Date":

                  deleting the word "or" immediately preceding clause (iii) thereto and replacing all of clause (iii) and the text following clause (iii), with "(iii) immediately prior to the Effective Time (as defined in the Merger Agreement) or (iv) the time at which such Rights are exchanged as provided in
                  Section 24 hereof (the earlier of (i), (ii), (iii) and (iv) being the "Expiration Date"). The Company, upon having knowledge thereof, will promptly notify the Rights Agent of the anticipated Effective Time."

         6.       Section 13 shall be amended by inserting the following as
Section 13(f) at the end of Section 13:

                  "(f) Notwithstanding the foregoing, no Section 13 Event shall occur solely by reason of the execution of the Merger Agreement or the consummation of the Merger (as defined in the Merger Agreement)."

         7. This Amendment shall be deemed effective as of September 10, 2000 as if executed by both parties hereto on such date.

         8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         10. Except as amended hereby, the Agreement shall remain in full force and effect.

         The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company dated as of September 8, 2000, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Agreement.


                                       2
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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and attested, all as of the day and year first above written.



                                         DURA PHARMACEUTICALS, INC.


                                         By:  /s/ Erle T. Mast
                                            ------------------------------------
                                            Name: Erle T. Mast
                                            Title:   Vice President, Finance



ATTEST:


By:  /s/ John R. Cook
   -------------------------------------
   Name:  John R. Cook
   Title: Vice President, Associate General Counsel
          And Secretary



                                         CHASEMELLON SHAREHOLDER
                                         SERVICES, L.L.C., as Rights Agent


                                         By:  /s/ Sharon Knepper
                                            ------------------------------------
                                            Name:  Sharon Knepper
                                            Title: Vice President



ATTEST:


By:  /s/ Rosa Bautista
   --------------------------------------
   Name:  Rosa Bautista
   Title: Relationship Manager